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                                                FILED PURSUANT TO RULE 424(B)(3)
                                                             FILE NO: 333-127233

SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED AUGUST 26, 2005
TO PROSPECTUS DATED AUGUST 26, 2005)

                           $235,567,100 (APPROXIMATE)
                     MERRILL LYNCH MORTGAGE INVESTORS TRUST
            MORTGAGE LOAN ASSET-BACKED CERTIFICATES, SERIES 2005-NCA

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                   DEPOSITOR

      Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated August 26, 2005 (the "Prospectus Supplement"), the following sections are hereby deleted and replaced as follows:

       (i) On the front cover of the Prospectus Supplement, the table is hereby deleted in its entirety and replaced with the following:

                PRICE TO PUBLIC                   UNDERWRITING DISCOUNT                   PROCEEDS TO DEPOSITOR
                ---------------                   ---------------------                   ---------------------
                $235,057,118.80                        $536,515.00                           $234,520,603.80
                    99.784%                              0.228%                                  99.556%

       (ii) On the front cover of the Prospectus Supplement, the three sentences following the foregoing table are hereby deleted in their entirety and replaced with the following:

            "The price to public and underwriting discount shown are for certain classes of offered certificates in the aggregate. This information is shown for each individual class on page S-3. The proceeds to the depositor will be $234,520,603.80 before deducting expenses, which are estimated at $550,000. See "Method of Distribution."

       (iii)On page S-5 of the Prospectus Supplement under the heading "Excess Interest and Overcollateralization", the first sentence is hereby deleted in its entirety and replaced with the following: "The overcollateralization amount is the excess of the aggregate outstanding principal balance of the class A, class M, class B and class R certificates."

       (iv) On page S-65 of the Prospectus Supplement, the table at the bottom of the page is hereby deleted in its entirety and replaced with the following:

                                                                    UNDERWRITING     SELLING     REALLOWANCE
                      CLASS OF CERTIFICATES       PRICE TO PUBLIC     DISCOUNT     REALLOWANCE    DISCOUNT
                 -------------------------------  ---------------   ------------   -----------   -----------
                 A..............................    100.000000%       0.156250%     0.093750%     0.046875%
                 M-1............................    100.000000%       0.250000%     0.150000%     0.075000%
                 M-2............................    100.000000%       0.312500%     0.187500%     0.093750%
                 B-1............................     99.999720%       0.406250%     0.243750%     0.121875%
                 B-2............................     99.545420%       0.625000%     0.375000%     0.187500%
                 B-3............................     99.999640%       0.781250%     0.468750%     0.234375%
                 B-4............................     89.955420%       1.062500%     0.637500%     0.318750%

      All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.
                             ---------------------

                   The date of this Supplement is August 29, 2005.